Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                  Contact:    Gabriela Segura
December 21, 2010                                                                                     Manager, Media Relations
                  713-753-8694
                  gabriela.segura@kbr.com

                  Rob Kukla, Jr.
                  Director, Investor Relations
                  713-753-5082
                  investors@kbr.com

KBR Acquires Roberts and Schaefer Company

HOUSTON – KBR (NYSE: KBR) announced that it has acquired Chicago-based Roberts & Schaefer Company. Roberts & Schaefer, a subsidiary of Elgin National Industries, is a global leader in engineering, procurement and construction (EPC) services for bulk material handling and processing systems. The company provides services and associated processing infrastructure to customers in the mining and minerals, power, industrial, refining, aggregates, precious and base metals industries. The purchase price is $280 million, plus preliminary net working capital of $12 million with final adjustment after closing.

In addition to its Chicago headquarters, Roberts & Schaefer has major operations in locations that include Salt Lake City, Utah; Brisbane, Australia; Gliwice, Poland; Jakarta, Indonesia; and Ahmedabad, India. Roberts & Schaefer also includes Soros, a provider of material handling solutions for port and marine applications, and Separator, providing services to coal, minerals and power markets in Eastern Europe.

“We are pleased to add the capabilities and talented staff of Roberts & Schaefer to KBR.  This acquisition enhances our strategy to be a leading services provider in commodity markets and we feel the addition of Roberts & Schaeffer to our existing engineering and construction platform enables KBR to significantly broaden our services offerings to a wide range of commodity, material handling and process customers”, said William P. Utt, KBR Chairman, President and CEO.

Roberts & Schaefer’s internationally-differentiated technical offerings bring bulk materials handling capabilities to KBR’s existing minerals business. The company will also add ports and marine infrastructure capabilities for KBR’s clients. These combined operations will enable KBR to participate in mining and power developments from pre-feasibility to feasibility, through design, and construction, creating a pit-to-port and port-to-boiler capability. Roberts & Schaefer will complement KBR’s existing competencies in mine infrastructure, project management and implementation.

 “This acquisition signals KBR’s continuing commitment to expand its global footprint across several commodity markets,” said Mark Williams, Group President, KBR Infrastructure, Government and Power. ”This is a significant step towards providing our clients with a more diverse and differentiated service offering.”

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets. For more information, visit www.kbr.com.

Elgin National Industries is a portfolio company of OCM/GFI Power Opportunities Fund II, L.P., a private equity fund co-managed by Los-Angeles-based Oaktree Capital Management and GFI Energy Ventures.